UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	March 25, 2003
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2200

This Current Report on Form 8-K contains a total of 5 pages.

Item 9. Regulation FD Disclosure

Richardson Reports Sales From Continuing Operations Increased 11.5% in the Third Quarter

LaFox, IL, Tuesday March 25, 2003: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for the third quarter of fiscal 2003, which ended February 28, 2003. Sales in the third quarter of 2003 were $118.0 million, an increase of 7.8% from the prior year. Sales from continuing operations, excluding the Medical Glassware Business sold in February 2002, increased 11.5% from the prior year quarter. Net earnings for the quarter were essentially breakeven at $0.0 million, or $0.00 per share, compared to a net loss of $2.7 million, or $0.20 per share for the same quarter last year, which included a charge of $2.9 million, net of tax, or $0.21 per share relating to the sale of the Medical Glassware Business.

All four of the Company's business units experienced year-over-year sales growth in the quarter with particular strength in the RF/Wireless Communications and Display Systems businesses, each increasing approximately 15% from the prior year. Asia and Europe led the growth geographically, increasing 15.3% and 13.4%, respectively in the quarter with North America growing 8.6% from the prior year, partially offset by declines in Latin America.

For the nine-month period ended February 28, 2003, sales were $345.6 million, an increase of 4.8% over the prior year. Sales from continuing operations for the nine months increased 8.4% from the prior year. Net earnings, before the cumulative effect of a change in accounting principle, for the nine months were $1.5 million, or $0.11 per share, compared to a net loss of $2.2 million, or $0.16 per share a year ago which also included the charge noted above relating to the sale of the Medical Glassware Business. Net loss after the $17.9 million charge related to the cumulative effect of a change in accounting principle for the nine-month period was $16.4 million, or $1.19 per share, compared to the prior year nine-month period net loss of $2.2 million.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said, 'We are pleased to report our third consecutive quarter of year-over-year sales growth. Our global presence and commitment to engineered solutions across all businesses continues to drive us forward in this very challenging economic environment."

"We expect the year-over-year sales growth to continue, however given the current geopolitical situation on top of an already stagnant economy, we remain cautious on the market outlook while keeping our focus on market share gains and profitability, Mr. Richardson concluded."

On Wednesday, March 26, 2003 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 888-273-9890 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on March 26, 2003 through July 15, 2003. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 677661.

This release includes certain "forward looking" statements as defined by the SEC. Such statements are not guarantees of future performance since the company's operations involve risks and uncertainties and actual results may differ materially from predictions. Reference is made to the company's Form 10-Q's and 10-K's for a summary of some of the risks that may affect the company's performance.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Third Quarter Fiscal 2003, Ended February 28, 2003 (in thousands, except per share amounts)
	Three Months		Nine Months
	FY 2003	FY 2002	FY 2003	FY 2002
Net sales	$ 118,010	$ 109,431	$ 345,582	$ 329,611
Cost of products sold	89,808	83,151	261,313	248,476
Gross margin	28,202	26,280	84,269	81,135
Selling, general and administrative expense	25,451	23,427	74,155	70,281
Operating income	2,751	2,853	10,114	10,854
Other expenses, net	2,761	7,126	7,820	14,270
Income (loss) before income taxes and cumulative effect of accounting change	(10)	(4,273)	2,294	(3,416)
Income taxes	(5)	(1,530)	825	(1,221)
Net income (loss) before cumulative effect of accounting change	(5)	(2,743)	1,469	(2,195)
Cumulative effect of accounting change, net of tax (Note 1)	-	-	(17,862)	-
Net loss	$ (5)	$ (2,743)	$ (16,393)	$ $ (2,195)
Net income (loss) per share - basic: Net income (loss) per share before cumulative effect of accounting change	$ (.00)	$ (.20)	$ .11	$ (.16)
Cumulative effect of accounting change, net of tax	-	-	(1.30)	-
Net loss per share	$ (.00)	$ (.20)	$ (1.19)	$ (.16)
Average shares outstanding	13,805	13,656	13,791	13,599
Net income (loss) per share - diluted: Net income (loss) per share before cumulative effect of accounting change	$ (.00)	$ (.20)	$ .11	$ (.16)
Cumulative effect of accounting change, net of tax	-	-	(1.28)	-
Net loss per share	$ (.00)	$ (.20)	$ (1.17)	$ (.16)
Average shares outstanding	13,805	13,656	13,989	13,599
Dividends per common share	$ .04	$ .04	$ .12	$ .12

Notes:

  During the quarter ended November 30, 2002, the Company adopted SFAS 142, "Goodwill and Other intangible Assets" effective June 1, 2002 and as result recorded a cumulative effect adjustment of $17,862, net of taxes of $3,725 to write-off impaired goodwill.

Richardson Electronics, Ltd. Sales and Gross Margin Third Quarter Fiscal 2003, Ended February 28, 2003 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
Third Quarter RFWC IPG SSD DSG Medical Glassware Corporate	$ 56,216 18,654 23,205 18,047 296 1,592	$ 48,911 17,486 21,353 15,718 3,855 2,108	14.9% 6.7% 8.7% 14.8% -92.3%	$ 12,437 6,012 5,859 4,381 31 (518)	22.1% 32.2% 25.2% 24.3% 10.5%	$ 11,081 5,644 4,967 4,283 762 (457)	22.7% 32.3% 23.3% 27.2% 19.8%
Total	$118,010	$109,431	7.8%	$ 28,202	23.9%	$ 26,280	24.0%
Excliuding MG	$117,714	$105,576	11.5%	$ 28,171	23.9%	$ 25,518	24.2%
Nine Months RFWC IPG SSD DSG Medical Glassware Corporate	$166,403 57,123 69,601 46,169 1,140 5,146	$146,451 55,020 63,233 46,419 11,912 6,576	13.6% 3.8% 10.1% -0.5% -90.4%	$ 37,412 18,903 17,306 11,977 218 (1,547)	22.5% 33.1% 24.9% 25.9% 19.1%	$ 34,817 18,205 14,836 11,992 2,513 (1,228)	23.8% 33.1% 23.5% 25.8% 21.1%
Total	$345,582	$329,611	4.8%	$ 84,269	24.4%	$ 81,135	24.6%
Excluding MG	$344,442	$317,699	8.4%	$ 84,051	24.4%	$ 78,622	24.7%

By Area:	Sales			Gross Margin
	FY 2003	FY 2002	% Change	FY 2003	GM% of Sales	FY 2002	GM% of Sales
Third Quarter North America Europe Asia/Pacific Latin America US Export Corporate	$ 65,736 25,983 18,074 5,004 1,621 1,592	$ 60,509 22,908 15,674 6,555 1,677 2,108	8.6% 13.4% 15.3% -23.7% -3.3%	$ 16,526 6,681 3,973 1,161 379 (518)	25.1% 25.7% 22.0% 23.2% 23.4%	$ 15,289 6,020 3,356 1,665 407 (457)	25.3% 26.3% 21.4% 25.4% 24.3%
Total	$ 118,010	$109,431	7.8%	$ 28,202	23.9%	$ 26,280	24.0%
Nine Months North America Europe Asia/Pacific Latin America US Export Corporate	$ 193,460 73,347 54,175 15,039 4,415 5,146	$ 181,378 68,380 47,047 20,807 5,423 6,576	6.7% 7.3% 15.2% -27.7% -18.6%	$ 49,112 19,300 12,382 3,912 1,110 (1,547)	25.4% 26.3% 22.9% 26.0% 25.1%	$ 46,495 18,155 10,842 5,544 1,327 (1,228)	25.6% 26.6% 23.0% 26.6% 24.5%
Total	$ 345,582	$ 329,611	4.8%	$ 84,269	24.4%	$ 81,135	24.6%
Note: Fiscal 2002 data has been reclassified to conform with the current presentation.